Artisan Partners Funds, Inc.
1940 Act File No. 811-8932
Report on Form N-SAR for the period ended
March 31, 2017

Sub-Item 77I:	  Terms of new or amended
securities


      Effective February 1, 2017, Artisan
Small Cap Fund offered Advisor Shares to certain employee benefit plans, clients of financial advisors and financial planners that meet the Fund's investment minimum, clients of sponsored fee-based programs and other investors that meet the Fund's investment minimum. The new class was initially offered pursuant to a prospectus dated February 1, 2017 for the Advisor Shares of Artisan Small Cap
Fund.  The amendment to the amended and
restated articles of incorporation for Artisan
Partners Funds, Inc. relating to the Advisor
Shares of Artisan Small Cap Fund was filed as exhibit (a)(9) to post-effective amendment no.
101 to the registration statement of Artisan
Partners Fund, Inc., Securities Act file number
33-88316, filed on November 29, 2016.